SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report: (Date of earliest event reported) January 24, 2001



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                              1-3247                 16-0393470
(State or other jurisdiction          (Commission            (I.R.S. Employer
of incorporation)                     File Number)           Identification No.)



One Riverfront Plaza, Corning, New York                      14831
(Address of principal executive offices)                     (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.


Item 7.   Financial Statements.


Exhibits:

The Registrant's press release of January 24, 2001.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                 CORNING INCORPORATED
                                 Registrant



Date: January 24, 2001           By    /s/  KATHERINE A. ASBECK
                                            Katherine A. Asbeck
                                            Senior Vice President and Controller

               FOR RELEASE - JANUARY 24, 2001

               Corning Contacts:
               Media Relations                    Investor Relations
               Daniel F. Collins                  Katherine M. Dietz
               (607) 974-4197                     (607) 974-8217
               collinsdf@corning.com              dietzkm@corning.com



           Corning's Fourth-Quarter Performance Exceeds Expectations with Pro Forma Earnings Per Share Up 89%

                  Company Reaffirms Outlook for Full Year 2001
  Revenues in 2000 exceeded $7 billion for the first time in company's history


CORNING, N.Y. - Corning Incorporated (NYSE:GLW), a worldwide leader in optical communications technologies, today reported fourth-quarter pro forma earnings per share of $0.34, up 89% from $0.18 in the fourth-quarter of 1999 and exceeding the company's guidance of $0.30. The company stated that strong demand for its high-data-rate optical fiber and other optical communications products was the driving force for the excellent performance. Pro forma net income in the fourth quarter of 2000 totaled $314.6 million, more than double the $142.2 million in the fourth-quarter of 1999.

John W. Loose, Corning's chief executive officer stated, "We continued to see a worldwide drive for more bandwidth in the quarter, which resulted in very high demand for LEAF(R), our high-data-rate optical fiber. We also saw the first significant shipments of MetroCor(tm), our fiber solution for optical communications in the metropolitan marketplace, and experienced strong sales for Corning's optical amplifiers, a market where we are the world's leading producer."

Fourth-quarter sales were $2.1 billion, an increase of 52% compared with 1999 fourth-quarter sales of $1.4 billion. Excluding the impact of acquisitions, sales increased 36% year-to-year. Sales of optical fiber remained strong, with demand for Corning LEAF optical fiber more than doubling over the same quarter last year. Sales in the Photonic Technologies business also more than doubled versus 1999, and grew 25% from the third-quarter to the fourth-quarter in 2000. Sales of flat-panel display glass grew 90% versus last year.



                                     (more)

Corning's  Fourth-Quarter   Performance  Exceeds  Expectations  with  Pro  Forma
Earnings Per Share Up 89%
Page 2


"Last year was an extraordinary year for Corning," said Loose. "Our pro forma net income more than doubled to $1.1 billion versus $524.7 million in 1999. We posted over $7 billion in sales, as well as record gross margins. The results reflect our ability to execute on our plan. We closed a dozen strategic acquisitions valued at approximately $10 billion, and we are continuing our successful integration of these businesses into our global optical communications strategy. Our research and development focus paid off with the launch of numerous new products, including MetroCor optical fiber, an advanced glass for LCD applications, and DNA microarrays for genomic and pharmaceutical research."

Loose added, "We have been aggressive in growing our businesses to meet market demand and to remain at the forefront of technology innovation. This past year, we announced many significant capacity additions for our high-growth businesses around the world. We have forged several strategic optical communications alliances, and have won significant new customer contracts as a result of the outstanding value proposition delivered by our new products."

Pro forma earnings per share for the full year was $1.23, an increase of 84% compared with $0.67 per share in 1999. Sales for the full-year totaled $7.1 billion, an increase of 50%, compared with $4.7 billion in 1999. Excluding the impact of acquisitions, 2000 sales increased 36% over last year.

Outlook

Looking ahead to the first-quarter in 2001, Corning Executive Vice President and Chief Financial Officer, James B. Flaws stated, "We expect the telecommunications market to experience some softness due to ongoing issues with capital availability. Several customers in both our optical fiber and photonic technologies businesses have recently indicated that their order rate may be lower and more uneven than previously expected in the first-half of the year. Also, with the weak retail environment, we expect our customers to adjust their inventory levels of finished LCD monitors in the first quarter. As a result, we are widening our pro forma earnings per share guidance range for the first quarter from $0.29 - $0.30 to $0.28 - $0.31. With this new guidance range, earnings per share would be up 20% to 35% from the prior year. We expect sales in the first quarter to be in the range of $1.9 billion to $2 billion."

Flaws added that "We are reaffirming our pro forma earnings per share guidance for the full year of 2001 of $1.40 - $1.43. By reallocating fiber volume to previously unmet customer needs, adding new customers for optical amplifiers and other optical components, and by controlling spending, we are very confident that we will achieve our full-year guidance. We continue to believe sales for 2001 will reach $9 billion."





                                     (more)

Corning's  Fourth-Quarter   Performance  Exceeds  Expectations  with  Pro  Forma
Earnings Per Share Up 89%
Page 3


Fourth Quarter and Calendar Year Results

Corning recorded a fourth-quarter charge of $322.9 million for in-process research and development related to the Pirelli S.p.A.'s optical technologies business acquisition. Equity earnings included a one-time gain of $11.7 million due to Samsung Corning Co., Ltd.'s divestiture of its interest in Samsung Corning Precision Glass Company, Ltd. Including these nonrecurring items and $73.6 million of amortization of purchased intangibles and goodwill, Corning's loss from continuing operations for the fourth quarter of 2000 totaled $(70.2) million, or $(0.08) per share, compared with income of $145.6 million, or $0.18 per share, for the fourth-quarter of 1999.

Including the amortization of purchased intangibles and goodwill, and a number of non-recurring gains and losses, Corning reported full-year 2000 income from continuing operations of $409.5 million, or $0.46 per share, compared to $511 million, or $0.65 per share, from the same operations in 1999.

Conference Call Information

The company will host a conference call at 8:30 a.m. EST on Thursday, January 25, 2001. To access the call, dial 888-730-9136 or 712-271-3213 and use password: Corning. A replay of the call will begin at approximately 10:30 a.m. and will run through 5:00 p.m. EDT on Friday, February 2, 2001. To access the replay, dial 888-562-6892 or 402-220-6538; a password is not required. To listen to a live audio webcast of the call, go to http://www.corning.com/investor_relations/ and follow the instructions. The webcast will be archived on the www.corning.com site for 30 days following the call.

Pro forma net income excludes amortization of purchased intangibles and goodwill, purchased in-process research and development, one-time acquisition costs, discontinued operations and other non-recurring items.

Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets.

                                      ###

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Corning Incorporated and Subsidiary Companies
Pro Forma Consolidated Statements of Income
Excluding   Amortization  of  Purchased  Intangibles  and  Goodwill,   Purchased
In-Process Research and Development, Acquisition-Related Costs and Non-Recurring Items
(In millions, except per share amounts)

                                                                 Year Ended Dec. 31,         Three Months Ended Dec. 31,
                                                             -------------------------       ---------------------------
                                                                2000           1999              2000          1999
                                                             ----------     ----------        ---------     ----------
Revenues
    Net sales                                                $  7,127.1     $  4,741.1        $ 2,084.3     $  1,369.1
    Interest income                                               104.6           11.7             49.9            3.8
    Royalty and dividend income                                    34.6           29.7             10.7            7.6
                                                             ----------     ----------        ---------     ----------
                                                                7,266.3        4,782.5          2,144.9        1,380.5
Deductions
    Cost of sales                                               4,131.1        2,930.3          1,200.7          856.1
    Selling, general and administrative expenses                1,047.4          667.4            333.8          192.0
    Research, development and engineering expenses                539.9          378.2            168.6          106.1
    Interest expense                                              106.6           93.2             28.7           27.1
    Other, net                                                     49.1           39.3              9.4            6.8
                                                             ----------     ----------        ---------     ----------

Income before taxes                                             1,392.2          674.1            403.7          192.4
Taxes on income                                                   451.0          202.1            130.8           57.7
                                                             ----------     ----------        ---------     ----------

Income before minority interest and equity earnings               941.2          472.0            272.9          134.7
Minority interest in earnings of subsidiaries                     (23.7)         (57.3)            (6.3)         (20.7)
Dividends on convertible preferred securities of subsidiary                       (2.3)
Equity in earnings of associated companies                        173.5          112.3             48.0           28.2
                                                             ----------     ----------        ---------     ----------

Pro Forma Net Income                                         $  1,091.0     $    524.7        $   314.6     $    142.2
                                                             ==========     ==========        =========     ==========

Pro Forma Basic Earnings Per Share                           $     1.27     $     0.68        $    0.35     $     0.18
                                                             ==========     ==========        =========     ==========
Pro Forma Diluted Earnings Per Share                         $     1.23     $     0.67        $    0.34     $     0.18
                                                             ==========     ==========        =========     ==========
Dividends Declared                                           $     0.24     $     0.24        $    0.06     $     0.06
                                                             ==========     ==========        =========     ==========

Shares used in computing pro forma per share amounts:
     Pro forma basic earnings per share                           858.4          765.3            901.1          773.4
                                                             ==========     ==========        =========     ==========
     Pro forma diluted earnings per share                         890.8          795.0            943.8          799.5
                                                             ==========     ==========        =========     ==========

The above pro forma amounts for the year ended December 31, 2000 have been adjusted to eliminate $245.0 million ($218.4 million after tax) of amortization of purchased intangibles and goodwill, $415.6 million ($399.3 million after tax) of in-process research and development charges, $47 million ($43.4 million after tax) of transaction costs from the Oak acquisition, $36.3 million after tax for the impairment of the entire equity investment in Pittsburgh Corning
Corporation, $6.8 million ($4.2 million after tax) for a nonoperating gain related to the sale of Quanterra Incorporated, $11.7 million after tax for a nonoperating gain included in equity earnings, and $12.5 million after tax of income from discontinued operations.

The above pro forma amounts for the quarter ended December 31, 2000 have been adjusted to eliminate $100.8 million ($73.6 million after tax) of amortization of purchased intangibles and goodwill, $322.9 million of in-process research and development charges, $11.7 million after tax for a nonoperating gain included in equity earnings, and $12.5 million after tax of income from discontinued operations.

The above pro forma amounts for the year ended December 31, 1999 have been adjusted to eliminate $27.8 million ($21.8 million after tax) of amortization of purchased intangibles and goodwill, $30.0 million ($9.5 million after tax and minority interest) of nonoperating gain related to the sale of Republic Wire and Cable, $15.5 million ($10.0 million after tax) for the impairment of assets related to management's decision to sell Quanterra Incorporated, $14.1 million ($8.6 million after tax) for the release of restructuring reserves and $7.9 million ($4.8 million after tax) of income from discontinued operations.

The above pro forma amounts for the quarter ended December 31, 1999 have been adjusted to eliminate $6.6 million ($5.2 million after tax) of amortization of purchased intangibles and goodwill, $14.1 million ($8.6 million after tax) for the release of restructuring reserves and $7.9 million ($4.8 million after tax) of income from discontinued operations.



                                   Pro Forma

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)


                                                               Year Ended Dec. 31,          Three Months Ended Dec. 31,
                                                          ----------------------------      ----------------------------
                                                             2000              1999            2000              1999
                                                          ----------       -----------      ----------       -----------
Revenues
    Net sales                                             $  7,127.1       $   4,741.1      $  2,084.3       $   1,369.1
    Interest income                                            104.6              11.7            49.9               3.8
    Royalty and dividend income                                 34.6              29.7            10.7               7.6
    Nonoperating gains                                           6.8              30.0
                                                          ----------       -----------      ----------       -----------
                                                             7,273.1           4,812.5         2,144.9           1,380.5

Deductions
    Cost of sales                                            4,131.1           2,930.3         1,200.7             856.1
    Selling, general and administrative expenses             1,047.4             667.4           333.8             192.0
    Research, development and engineering
      expenses                                                 539.9             378.2           168.6             106.1
    Amortization of purchased intangibles,
      including goodwill                                       245.0              27.8           100.8               6.6
    Interest expense                                           106.6              93.2            28.7              27.1
    Acquisition-related charges                                462.6                             322.9
    Provision for impairment and restructuring                                     1.4                             (14.1)
    Other, net                                                  49.1              39.3             9.4               6.8
                                                          ----------       -----------      ----------       -----------

Income (loss) from continuing operations before taxes          691.4             674.9           (20.0)            199.9
Taxes on income (loss) from continuing operations              407.1             207.1           103.6              61.8
                                                          ----------       -----------      ----------       -----------

Income (loss) from continuing operations before
  minority interest and equity earnings                        284.3             467.8          (123.6)            138.1
Minority interest in earnings of subsidiaries                  (23.7)            (66.8)           (6.3)            (20.7)
Dividends on convertible preferred securities
  of subsidiary                                                                   (2.3)
Equity in earnings of associated companies                     185.2             112.3            59.7              28.2
Impairment of equity investment                                (36.3)
                                                          ----------       -----------      ----------       -----------

Income (loss) from continuing operations                       409.5             511.0           (70.2)            145.6
Income from discontinued operations,
  net of income taxes                                           12.5               4.8            12.5               4.8
                                                          ----------       -----------      ----------       -----------

Net Income (Loss)                                         $    422.0       $     515.8      $    (57.7)      $     150.4
                                                          ==========       ===========      ==========       ===========

Basic Earnings (Loss) Per Share
  Continuing operations                                   $     0.48       $      0.67      $    (0.08)      $      0.19
  Discontinued operations                                       0.01                              0.02
                                                          ----------       -----------      ----------       -----------
Net Income (Loss)                                         $     0.49       $      0.67      $    (0.06)      $      0.19
                                                          ==========       ===========      ==========       ===========

Diluted Earnings (Loss) Per Share
  Continuing operations                                   $     0.46       $      0.65      $    (0.08)      $      0.18
  Discontinued operations                                       0.02              0.01            0.02              0.01
                                                          ----------       -----------      ----------       -----------
Net Income (Loss)                                         $     0.48       $      0.66      $    (0.06)      $      0.19
                                                          ==========       ===========      ==========       ===========

Dividends Declared                                        $     0.24       $      0.24      $     0.06       $      0.06
                                                          ==========       ===========      ==========       ===========

Shares used in computing per share amounts:
     Basic earnings per share                                  858.4             765.3           901.1             773.4
                                                          ==========       ===========      ==========       ===========
     Diluted earnings per share                                879.3             795.0           901.1             799.5
                                                          ==========       ===========      ==========       ===========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

                                                            Dec. 31, 2000            Dec. 31, 1999
                                                            -------------            -------------
                   Assets

Current Assets
     Cash and short-term investments                        $    1,793.8              $     280.4
     Accounts receivable, net                                    1,489.7                    872.4
     Inventories                                                 1,039.9                    602.2
     Deferred taxes on income and
         other current assets                                      311.0                    229.2
                                                            ------------              -----------
              Total current assets                               4,634.4                  1,984.2

Investments                                                        634.8                    504.4

Plant and equipment, net                                         4,679.0                  3,201.7

Goodwill and other intangible assets, net                        7,339.9                    506.7

Other assets                                                       237.6                    329.0
                                                            ------------              -----------

Total Assets                                                $   17,525.7              $   6,526.0
                                                            ============              ===========

             Liabilities and Shareholders' Equity

Current Liabilities
     Loans payable                                          $      128.4              $     420.7
     Accounts payable                                              854.7                    418.0
     Other accrued liabilities                                     965.6                    715.3
                                                            ------------              -----------
              Total current liabilities                          1,948.7                  1,554.0

Long-term debt                                                   3,966.4                  1,490.4
Other liabilities                                                  829.9                    720.6
Minority interest in subsidiary companies                          139.1                    284.8
Mandatorily redeemable convertible preferred stock                   8.7                     13.5
Common shareholders' equity                                     10,632.9                  2,462.7
                                                            ------------              -----------

Total Liabilities and Shareholders' Equity                  $   17,525.7              $   6,526.0
                                                            ============              ===========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 4, 2000


(1)      Information by Operating Segment
         Information about the performance of Corning's three operating segments for the fourth quarter and year ended December 31, 2000 and 1999 is presented below. These amounts exclude revenues, expenses and equity earnings not specifically identifiable to segments. In the first quarter of 2000, Corning changed the performance measurement of its operating segments to a new metric - net income excluding amortization of purchased intangibles and goodwill, purchased in-process research and development costs, one-time acquisition costs and other non-recurring items. This measure is not in accordance with generally accepted accounting principles (GAAP) and may not be consistent with measures used by other companies. The segment results for 1999 have been restated to conform to the new measure.

         Corning prepared the financial results for its three operating segments on a basis that is consistent with the manner in which Corning management internally disaggregates financial information to assist in making internal operating decisions. Corning has allocated some common expenses among segments differently than it would for stand alone financial information prepared in accordance with GAAP.


                                                                      Year ended                  Three months ended
                                                                     December 31,                    December 31,
                                                               ------------------------        -------------------------
                                                                   2000          1999             2000            1999
                                                               ----------    ----------        ----------     ----------
         Telecommunications
         Net sales                                             $  5,120.7    $  2,958.2        $  1,543.0     $    869.0
         Research, development and engineering expenses        $    390.4    $    260.8        $    126.1     $     73.8
         Interest expense                                      $     69.0    $     58.8        $     19.0     $     16.3
         Segment earnings before minority interest
           and equity earnings                                 $    677.2    $    330.4        $    200.7     $     98.9
             Minority interest in (earnings) losses
               of subsidiaries                                        3.0         (34.6)                           (14.2)
             Equity in earnings of associated
               companies                                              1.0          14.9               4.1            3.4
                                                               ----------    ----------        ----------     ----------
         Segment net income                                    $    681.2    $    310.7        $    204.8     $     88.1
                                                               ==========    ==========        ==========     ==========

         Advanced Materials
         Net sales                                             $  1,086.0    $  1,053.9        $    278.0     $    279.4
         Research, development and engineering expenses        $    120.3    $     94.5        $     31.4     $     25.7
         Interest expense                                      $     18.2    $     22.7        $      3.2     $      7.5
         Segment earnings before minority interest
           and equity earnings                                 $     88.0    $     90.9        $     13.5     $     19.3
             Minority interest in earnings of subsidiaries
             Equity in earnings of associated companies              22.6          21.7               5.4            8.0
                                                               ----------    ----------        ----------     ----------
         Segment net income                                    $    110.6    $    112.6        $     18.9     $     27.3
                                                               ==========    ==========        ==========     ==========

         Information Display
         Net sales                                             $    894.1    $    701.2        $    253.8     $    210.8
         Research, development and engineering expenses        $     29.2    $     22.9        $     11.1     $      6.5
         Interest expense                                      $     19.1    $     11.2        $      6.5     $      3.2
         Segment earnings before minority interest
           and equity earnings                                 $    114.2    $     57.6        $     26.2     $     17.5
             Minority interest in earnings of subsidiaries          (26.7)        (22.7)             (6.3)          (6.5)
             Equity in earnings of associated companies             144.5          67.8              37.4           14.9
                                                               ----------    ----------        ----------     ----------
         Segment net income                                    $    232.0    $    102.7        $     57.3     $     25.9
                                                               ==========    ==========        ==========     ==========

         Total segments
         Net sales                                             $  7,100.8    $  4,713.3        $  2,074.8     $  1,359.2
         Research, development and engineering expenses        $    539.9    $    378.2        $    168.6     $    106.0
         Interest expense                                      $    106.3    $     92.7        $     28.7     $     27.0
         Segment earnings before minority interest
           and equity earnings                                 $    879.4    $    478.9        $    240.4     $    135.7
             Minority interest in earnings of subsidiaries          (23.7)        (57.3)             (6.3)         (20.7)
             Equity in earnings of associated companies             168.1         104.4              46.9           26.3
                                                               ----------    ----------        ----------     ----------
         Segment net income                                    $  1,023.8    $    526.0        $    281.0     $    141.3
                                                               ==========    ==========        ==========     ==========

A reconciliation of the totals reported for the operating segments to the applicable line items in the consolidated financial statements is as follows:

                                                                      Year ended               Three months ended
                                                                     December 31,                 December 31,
                                                                -----------------------      -----------------------
                                                                   2000         1999           2000          1999
                                                                ----------   ----------      ---------    ----------
    Revenues
         Total segment net sales                                $  7,100.8   $  4,713.3      $ 2,074.8    $  1,359.2
         Non-segment net sales (a)                                    26.3         27.8            9.5           9.9
         Interest income                                             104.6         11.7           49.9           3.8
         Royalty and dividend income                                  34.6         29.7           10.7           7.6
         Nonoperating gain                                             6.8         30.0
                                                                ----------   ----------      ---------    ----------

           Total revenues                                       $  7,273.1   $  4,812.5      $ 2,144.9    $  1,380.5
                                                                ==========   ==========      =========    ==========


    Net income
         Total segment income (b)                               $  1,023.8   $    526.0      $   281.0    $    141.3
             Unallocated items:
         Non-segment loss and other (a)                               (5.8)        (9.8)          (1.1)         (2.1)
         Nonoperating gain                                             6.8         30.0
         Amortization of purchased intangibles and goodwill (c)     (245.0)       (27.8)        (100.8)         (6.6)
         Acquisition-related charges                                (462.6)                     (322.9)
         Provision for impairment and restructuring                                (1.4)                        14.1
         Interest income (d)                                         103.4                        49.9
         Interest expense                                             (0.3)        (0.5)                        (0.1)
         Income tax (e)                                                8.4         (1.6)          10.9          (2.8)
         Equity in earnings of associated companies (a)                5.4          7.9            1.1           1.8
         Impairment of equity investment                             (36.3)
         Nonoperating gain in equity earnings                         11.7                        11.7
         Minority interest in nonoperating gain                                    (9.5)
         Dividends on convertible preferred
           securities of subsidiary                                                (2.3)
                                                                ----------   ----------      ---------    ----------

           Net income (loss) from continuing operations         $    409.5   $    511.0      $   (70.2)   $    145.6
                                                                ==========   ==========      =========    ==========

         (a)  Includes amounts derived from corporate investments.
         (b)  Includes royalty, interest and dividend income.
         (c)  Amortization  of  purchased   intangibles  and  goodwill  relates
              primarily to the Telecommunications segment.
         (d)  Corporate interest income is not allocated to reportable segments.
         (e)  Includes tax associated with unallocated items.

(2)      Recent Acquisitions
         On December 12, 2000, Corning completed the acquisition of Optical Technologies USA, a manufacturer of lithium niobate modulators, pump lasers, certain specialty fibers and fiber gratings used in optical networks from Pirelli S.p.A. (90%) and Cisco Systems Inc. (10%) for approximately $3.6 billion in cash consideration to Pirelli and 5,473,684 shares of unregistered Corning stock as consideration to Cisco (the Pirelli acquisition). Based upon the average closing price of Corning common stock for a range of days surrounding the agreement with Cisco adjusted for a discount commensurate with restrictions on the shares, the total purchase price was $4.0 billion. The excess of the purchase price over the estimated fair value of tangible assets acquired was allocated primarily to goodwill, other intangibles and in-process research and development. Goodwill of approximately $3.5 billion is being amortized on a straight-line basis over thirteen years. Patents of approximately $152 million are also being amortized over thirteen years. Corning recorded a non-tax deductible charge of $322.9 million for in-process research and development in the fourth quarter of 2000 associated with this transaction. The allocation of the purchase price is based on preliminary data and could change when final valuation information is obtained.

(3)      Depreciation and Amortization
         Depreciation and amortization charged to operations for the fourth quarters of 2000 and 1999 totaled $243.8 million and $106.2 million, respectively. Depreciation and amortization charged to operations for the full year of 2000 and 1999 totaled $764.9 million and $408.3 million, respectively.

(4)      Taxes on Income
         Corning's fourth quarter 2000 effective tax rate was impacted by a significant non deductible in-process research and development charge. This resulted in recording a quarterly tax provision on a book pre-tax loss. Corning's effective income tax rate for the full year of 2000 was 58.9%, an increase from 30.7% in 1999. The increase for the full year was primarily due to the large amounts of non deductible purchased intangibles and goodwill acquired in the second and fourth quarters along with non deductible purchased in-process research and development costs associated with acquisitions and other acquisition-related items. Excluding the impact of the amortization of purchased intangibles and goodwill, purchased in-process research and development costs, one-time acquisition costs and other non-recurring items, the effective income tax rate for the fourth quarter and full year of 2000 was 32.4% from 30.0% in 1999.

(5)      Nonoperating Gain
         In the fourth quarter of 2000, Samsung Corning Co. Ltd., an equity investee of Corning, divested its 40% interest in Samsung Corning Precision Glass Company, Ltd. As a result, Samsung Corning recognized a gain on the transaction, Corning's share of which is $11.7 million and is recorded in equity in earnings of associated companies.

(6)      Discontinued Operations
         Corning had indemnified Quest Diagnostics on an after tax basis for the settlement of certain claims that were pending at the date of distribution of its shares to Corning shareholders in 1996. In the fourth quarter, Corning released reserves totaling $12.5 million in excess of the indemnified settlement between Quest Diagnostics and the Department of Justice.

(7)      Convertible Debentures
         On November 3, 2000, Corning completed an offering of $2.7 billion of zero coupon convertible debentures which generated net proceeds of approximately $2.0 billion. The initial price of the bonds was $741.92 and yielded 2%, compounded semi-annually with a 25% conversion factor. The notes mature on November 8, 2015, and are convertible into approximately 22.6 million shares. Corning may call the debentures at any time on or after November 8, 2005. The holder can convert the debenture into Corning common stock at any time prior to maturity or redemption. The proceeds were used to finance a portion of the Pirelli acquisition.

(8)      Shareholders' Equity
         On November 8, 2000, the shareholders of Corning approved an increase to the authorized number of shares of common stock from 1.2 billion to
         3.8 billion shares. On November 6, 2000, Corning completed an equity offering of 34.5 million shares of common stock generating net proceeds to Corning of approximately $2.4 billion. A portion of the proceeds were used to finance a portion of the Pirelli acquisition. In August 2000, Corning authorized a three-for-one stock split of its common stock, effected in the form of a stock dividend, which was distributed on October 3, 2000, to shareholders of record on September 5, 2000. All of the share and per share data in these financial statements and footnotes have been retroactively adjusted to reflect the stock split.